Exhibit 99.1

Silo Pharma Announces Share Buyback Program

Sarasota, FL, February 23, 2026— Silo Pharma, Inc. (Nasdaq: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today announced that its board of directors has authorized a share repurchase program to acquire up to $1million of the Company’s common stock. The Company may purchase common stock on the open market, through privately negotiated transactions, or otherwise, in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements. The Company had 13,318,273 shares of common stock outstanding as of November 13, 2025, as reported in its Quarterly Report for the period ended September 30, 2025.

“We believe that the current capital market conditions should allow us to capture additional value for all shareholders through this measured buyback program. Our Board of Directors and executive management team remain committed to delivering value to our shareholders,” said Eric Weisblum, Chief Executive Officer.

The timing, number of shares repurchased, and prices paid for the stock under this program will depend on market conditions and corporate and regulatory limitations, including blackout period restrictions. The repurchase program does not obligate the Company to acquire any specific number of shares, and it may be suspended or discontinued at the Company’s discretion.

About Silo Pharma, Inc.

Silo Pharma is a diversified developmental-stage biopharmaceutical and cryptocurrency treasury company. Its therapeutic focus is on addressing underserved conditions, including stress-induced psychiatric disorders, chronic pain, and central nervous system (CNS) diseases. The Company’s portfolio includes innovative programs such as SPC-15 for PTSD, SP-26 for fibromyalgia and chronic pain, and preclinical assets targeting Alzheimer’s disease and multiple sclerosis. Silo’s research is conducted in collaboration with leading universities and laboratories. silopharma.com

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified using words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including statements about the intended use of proceeds from the offering, changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this press release, whether as a result of new information, future events, or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

Contact

(800) 705-0120

investors@silopharma.com